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                                                                    Exhibit 23.1

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated April 27, 2000, July 14, 2000, August 25, 2000,
July 25, 2000, July 12, 2000, August 18, 2000, and August 11, 2000, with respect to the financial statements on Linc.net Inc., Combined M&P Utilities and Muller & Pribyl Utilities, Inc., Capital Land Services, Inc., Combined
C&B Associates, Ltd. and C&B Associates II, Inc., North Shore Cable
Contractors, Inc., Telpro Technologies, Inc., and Craig Enterprises, Inc., respectively, included in the Registration Statement (Form S-1) and related Prospectus of Linc.net Inc. for the registration of shares of its common stock.

                                          /s/ ERNST & YOUNG LLP

Chicago, Illinois
September 11, 2000